Issuer Free Writing Prospectus filed pursuant to Rule 433
                  Registration No. 333-163037
                  Dated March 16, 2010

                       PRELIMINARY SUBSCRIPTION AGREEMENT
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                                PVF Capital Corp.


PVF Capital Corp. (the "Company") is permitting persons and entities who are not shareholders eligible to participate in its rights offering to submit nonbinding subscriptions to purchase shares of the Company's common stock, if any, that remain available for purchase following the expiration date of the rights offering (the "Reoffer"). To express your non-binding interest in the Reoffer, please complete, date and sign this form and return it to:

                    Stifel, Nicolaus & Company, Incorporated
                                One South Street
                            Baltimore, Maryland 21202
                           Attn: Syndicate Department


                                                              Approximate number of shares you are interested
 Your name, address and other contact information                        in purchasing in the Reoffer
 ------------------------------------------------             ------------------------------------------------

              ----------------------
              ----------------------
              ----------------------
              E-mail:
                      ----------------------
              Telephone:
                         -------------------
             Facsimile: (___) ___-____


If you have an account with Stifel, Nicolaus & Company, please list the account number below. If you do not have such an account, please list detailed contact information for your broker below.

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By signing below, you acknowledge that this form DOES NOT represent a subscription binding on either you or the Company. DO NOT send payment for shares of common stock with your completed form. Upon completion of the rights offering, you will be sent further information and instructions.

                Name of Subscriber:
                                     -----------------------------------
                By:
                    -----------------------------------
                    Name:
                    Title:

                        Date:
                             ---------------------------


PVF Capital Corp. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communications relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Stifel, Nicolaus & Company, Incorporated will arrange to send you the prospectus if you request it by calling toll free (866) 585-5970. A copy of the prospectus can be obtained by clicking on the following link www.sec.gov/Archives/edgar/data/928592/000095012310014505/l37922ge424b3.htm